Exhibit 23.2

CONSENT OF CREDIT RATINGS AGENCY

The undersigned hereby consents to the filing of this consent as an exhibit to the Current Report on Form 8-K of Ladenburg Thalmann Financial Services Inc. (“Ladenburg”) and all references to Egan-Jones Ratings Co.’s name, and the inclusion and use of Egan-Jones Ratings Co.’s credit rating on Ladenburg’s 6.50% Senior Notes due 2027, in the prospectus supplement filed by Ladenburg pursuant to Rule 424(b) of the Securities Act of 1933, as amended, which prospectus supplement forms a part of its Registration Statement on Form S-3 (File No. 333-216733).

/s/ Egan-Jones Ratings Co.

February 15, 2018